HomeTrust Bancshares, Inc. Announces Financial Results for the Fourth Quarter of the Year Ending December 31, 2024 and Quarterly Dividend
ASHEVILLE, N.C., January 23, 2025 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the fourth quarter of the year ending December 31, 2024 and approval of its quarterly cash dividend.
For the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024:
•net income was $14.2 million compared to $13.1 million;
•diluted earnings per share ("EPS") was $0.83 compared to $0.76;
•annualized return on assets ("ROA") was 1.27% compared to 1.17%;
•annualized return on equity ("ROE") was 10.32% compared to 9.76%;
•net interest margin was 4.09% compared to 4.00%;
•provision for credit losses was a benefit of $855,000 compared to a provision of $3.0 million; and
•quarterly cash dividends increased $0.01 per share, or 9.09%, to $0.12 per share totaling $2.1 million compared to $0.11 per share totaling $1.9 million.
For the year ended December 31, 2024 compared to the year ended December 31, 2023:
•net income was $54.8 million compared to $50.0 million;
•diluted EPS was $3.20 compared to $2.97;
•ROA was 1.23% compared to 1.17%;
•ROE was 10.37% compared to 10.62%;
•net interest margin was 4.05% compared to 4.22%;
•provision for credit losses was $7.5 million compared to $15.1 million; and
•cash dividends of $0.45 per share totaling $7.7 million compared to $0.41 per share totaling $6.9 million.
Results for the year ended December 31, 2023 includes the impact of the merger of Quantum Capital Corp. ("Quantum") into the Company effective February 12, 2023. The addition of Quantum contributed total assets of $656.7 million, including loans of $561.9 million, and $570.6 million of deposits, all reflecting the impact of purchase accounting adjustments. Merger-related expenses of $4.7 million were recognized during the year ended December 31, 2023, while a $5.3 million provision for credit losses was recognized during the same period to establish allowances for credit losses on both Quantum's loan portfolio and off-balance-sheet credit exposure.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per common share payable on February 27, 2025 to shareholders of record as of the close of business on February 13, 2025.
“Fiscal year 2024 ended with another quarter of strong financial results,” said Hunter Westbrook, President and Chief Executive Officer. “We reported our tenth consecutive quarter with a net interest margin at or above 4.00% and have grown our tangible book value per share by 11% over the past year. I am convinced our ability to deliver strong financial results is directly correlated to creating a nationally and regionally recognized best place to work. Building on the recognition received in 2024, we recently announced we were named a 2025 America’s Best Workplace as well as 2025 Best Place to Work in Tennessee and Virginia by the Best Companies Group.
“During the quarter, the Bank engaged a consultant to assist in the renewal of our largest core IT processing contract, which resulted in the recognition of $3 million in consulting expense. This renewal will result both in future cost savings and the expansion of our technology solutions, supporting the Company’s growth initiatives and digital strategies all with the goal of enhancing the customer experience.
“Lastly, it’s hard to believe it’s been almost four months since Hurricane Helene impacted a portion of the communities we live in and serve. I continue to be amazed and impressed by the resilience of our teammates and customers, and with recovery well underway, we remain committed to working with those in the affected areas.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended December 31, 2024 and September 30, 2024
Net Income.  Net income totaled $14.2 million, or $0.83 per diluted share, for the three months ended December 31, 2024 compared to $13.1 million, or $0.76 per diluted share, for the three months ended September 30, 2024, an increase of $1.1 million, or 8.4%. The results for the three months ended December 31, 2024 compared to the quarter ended September 30, 2024 were positively impacted by an increase of $1.1 million in net interest income and a decrease of $3.8 million in the provision for credit losses, partially offset by a $3.4 million increase in noninterest expense. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	December 31, 2024			September 30, 2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,890,775	$62,224	6.36%	$3,899,460	$63,305	6.46%
Debt securities available for sale	147,023	1,621	4.39	140,246	1,616	4.58
Other interest-earning assets(2)	160,064	2,353	5.85	144,931	1,728	4.74
Total interest-earning assets	4,197,862	66,198	6.27	4,184,637	66,649	6.34
Other assets	263,750			264,579
Total assets	$4,461,612			$4,449,216
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$559,033	$1,271	0.90%	$548,024	$1,278	0.93%
Money market accounts	1,343,609	10,038	2.97	1,335,798	10,757	3.20
Savings accounts	180,546	40	0.09	182,618	40	0.09
Certificate accounts	1,005,914	11,225	4.44	1,012,765	11,617	4.56
Total interest-bearing deposits	3,089,102	22,574	2.91	3,079,205	23,692	3.06
Junior subordinated debt	10,104	223	8.78	10,079	235	9.28
Borrowings	14,689	196	5.31	40,399	648	6.38
Total interest-bearing liabilities	3,113,895	22,993	2.94	3,129,683	24,575	3.12
Noninterest-bearing deposits	731,745			719,710
Other liabilities	68,261			65,097
Total liabilities	3,913,901			3,914,490
Stockholders' equity	547,711			534,726
Total liabilities and stockholders' equity	$4,461,612			$4,449,216
Net earning assets	$1,083,967			$1,054,954
Average interest-earning assets to average interest-bearing liabilities	134.81%			133.71%
Non-tax-equivalent
Net interest income		$43,205			$42,074
Interest rate spread			3.33%			3.22%
Net interest margin(3)			4.09%			4.00%
Tax-equivalent(4)
Net interest income		$43,594			$42,442
Interest rate spread			3.37%			3.25%
Net interest margin(3)			4.13%			4.03%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $389 and $368 for the three months ended December 31, 2024 and September 30, 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended December 31, 2024 decreased $451,000, or 0.7%, compared to the three months ended September 30, 2024, which was driven by a $1.1 million decrease in loan interest income, partially offset by a $625,000 increase in interest income on other investments and interest-bearing accounts. Accretion income on acquired loans of $1.2 million and $640,000 was recognized during the same periods, respectively, and was included in loan interest income.
Total interest expense for the three months ended December 31, 2024 decreased $1.6 million, or 6.4%, compared to the three months ended September 30, 2024, the result of a $1.1 million, or 4.7%, decrease in interest expense on deposits and a $452,000, or 69.8%, decrease in interest expense on borrowings. The decrease in interest expense on deposits can primarily be traced to decreases in the average cost of funds, while the decrease in interest expense on borrowings was the result of a decline in average borrowings outstanding.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(141)	$(940)	$(1,081)
Debt securities available for sale	78	(73)	5
Other interest-earning assets	180	445	625
Total interest-earning assets	117	(568)	(451)
Interest-bearing liabilities
Interest-bearing checking accounts	26	(33)	(7)
Money market accounts	63	(782)	(719)
Savings accounts	—	—	—
Certificate accounts	(79)	(313)	(392)
Junior subordinated debt	1	(13)	(12)
Borrowings	(412)	(40)	(452)
Total interest-bearing liabilities	(401)	(1,181)	(1,582)
Increase in net interest income			$1,131
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Provision for credit losses
Loans	$(975)	$2,990	$(3,965)	(133)%
Off-balance-sheet credit exposure	120	(15)	135	900
Total provision (benefit) for credit losses	$(855)	$2,975	$(3,830)	(129)%
For the quarter ended December 31, 2024, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $1.9 million during the quarter:
•$1.3 million benefit driven by changes in the loan mix and a $50.6 million decrease in the loan portfolio.
•$0.7 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments. Of note, we retained the $2.2 million qualitative allocation for the potential impact of Hurricane Helene upon our loan portfolio established in the prior quarter.
•$0.9 million decrease in specific reserves on individually evaluated credits.
For the quarter ended September 30, 2024, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $4.1 million during the quarter:
•$0.4 million benefit driven by changes in the loan mix.
•$1.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments. Included in this change was the addition of a $2.2 million qualitative allocation for the potential impact of Hurricane Helene upon our loan portfolio.
•$1.9 million decrease in specific reserves on individually evaluated loans as we charged-off specific reserves which had previously been established.
For the quarters ended December 31, 2024 and September 30, 2024, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and the projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended December 31, 2024 decreased $39,000, or 0.5%, when compared to the quarter ended September 30, 2024. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,326	$2,336	$(10)	—%
Loan income and fees	728	684	44	6
Gain on sale of loans held for sale	1,068	1,900	(832)	(44)
Bank owned life insurance ("BOLI") income	842	828	14	2
Operating lease income	2,259	1,637	622	38
Other	1,020	897	123	14
Total noninterest income	$8,243	$8,282	$(39)	—%
•Gain on sale of loans held for sale: The decrease was driven by declines in the volume of HELOCs, Small Business Administration ("SBA") commercial loans, and residential mortgage loans sold during the period. There were $23.8 million of residential mortgages originated for sale sold during the current quarter with gains of $269,000 compared to $21.7 million sold with gains of $479,000 in the prior quarter, with the decrease in profitability due to movement in interest rates. There were $10.2 million in sales of the guaranteed portion of SBA commercial loans with gains of $733,000 for the current quarter compared to $12.9 million sold and gains of $1.0 million for the prior quarter. No HELOCs were sold during the current quarter compared to $54.6 million sold with gains of $414,000 in the prior quarter. Lastly, our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in gains of $66,000 and $18,000 in the same periods, respectively.
•Operating lease income: The increase was primarily the result of a $136,000 decrease in losses incurred on the sale of, and a $475,000 reduction in the valuation allowance against, previously leased equipment.
Noninterest Expense.  Noninterest expense for the three months ended December 31, 2024 increased $3.4 million, or 11.2%, when compared to the three months ended September 30, 2024. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$17,234	$17,082	$152	1%
Occupancy expense, net	2,476	2,436	40	2
Computer services	3,110	3,192	(82)	(3)
Operating lease depreciation expense	2,068	2,101	(33)	(2)
Telephone, postage and supplies	541	547	(6)	(1)
Marketing and advertising	234	408	(174)	(43)
Deposit insurance premiums	556	589	(33)	(6)
Core deposit intangible amortization	567	567	—	—
Contract renewal consulting fee	2,965	—	2,965	100
Other	4,258	3,663	595	16
Total noninterest expense	$34,009	$30,585	$3,424	11%
•Marketing and advertising: The decrease is the result of a reduction in advertising in the current quarter in response to the election, and the holiday season.
•Contract renewal consulting fee: In the current quarter we paid a fee to a consultant to negotiate the multiyear renewal of our largest core processing contract.
•Other: The increase is primarily the result of referral fees paid to expand our community association banking deposit line of business.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended December 31, 2024 and September 30, 2024 were 22.3% and 21.9%, respectively.
Comparison of Results of Operations for the Years Ended December 31, 2024 and December 31, 2023
Net Income.  Net income totaled $54.8 million, or $3.20 per diluted share, for the year ended December 31, 2024 compared to $50.0 million, or $2.97 per diluted share, for the year ended December 31, 2023, an increase of $4.8 million, or 9.5%. The results for the year ended December 31, 2024 compared to the prior year were positively impacted by a $7.6 million decrease in the provision for credit losses and a $1.4 million increase in noninterest income, partially offset by a $758,000 decrease in net interest income and a $1.6 million increase in noninterest expense. Details of the changes in the various components of net income are further discussed below.

Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2024			2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,884,984	$247,642	6.37%	$3,732,796	$222,595	5.96%
Debt securities available for sale	137,108	6,045	4.41	151,110	5,037	3.33
Other interest-earning assets(2)	144,262	7,929	5.50	133,108	6,849	5.15
Total interest-earning assets	4,166,354	261,616	6.28	4,017,014	234,481	5.84
Other assets	273,307			268,102
Total assets	$4,439,661			$4,285,116
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$570,952	$5,420	0.95%	$619,034	$4,450	0.72%
Money market accounts	1,314,867	40,680	3.09	1,217,474	27,534	2.26
Savings accounts	185,712	164	0.09	213,601	188	0.09
Certificate accounts	952,602	42,003	4.41	692,338	23,072	3.33
Total interest-bearing deposits	3,024,133	88,267	2.92	2,742,447	55,244	2.01
Junior subordinated debt	10,067	928	9.22	8,826	802	9.09
Borrowings	61,205	3,746	6.12	158,374	9,002	5.68
Total interest-bearing liabilities	3,095,405	92,941	3.00	2,909,647	65,048	2.24
Noninterest-bearing deposits	757,472			852,207
Other liabilities	58,496			52,155
Total liabilities	3,911,373			3,814,009
Stockholders' equity	528,288			471,107
Total liabilities and stockholders' equity	$4,439,661			$4,285,116
Net earning assets	$1,070,949			$1,107,367
Average interest-earning assets to average interest-bearing liabilities	134.60%			138.06%
Non-tax-equivalent
Net interest income		$168,675			$169,433
Interest rate spread			3.28%			3.60%
Net interest margin(3)			4.05%			4.22%
Tax-equivalent(4)
Net interest income		$170,135			$170,677
Interest rate spread			3.31%			3.63%
Net interest margin(3)			4.08%			4.25%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $1,460 and $1,244 for the years ended December 31, 2024 and 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the year ended December 31, 2024 increased $27.1 million, or 11.6%, compared to the year ended December 31, 2023, which was driven by a $25.0 million increase in loan interest income, a $1.1 million increase in interest income on other investments and interest-bearing accounts, and a $1.0 million increase in interest income on debt securities available for sale. Accretion income on acquired loans of $3.2 million and $2.1 million was recognized during the same periods, respectively, and was included in loan interest income.
Total interest expense for the year ended December 31, 2024 increased $27.9 million, or 42.9%, compared to the year ended December 31, 2023, the result of a $33.0 million, or 59.8%, increase in interest expense on deposits and a $5.3 million, or 58.4%, decrease in interest expense on borrowings. The increase in interest expense on deposits was primarily the result of both increases in the average cost of funds across funding sources and average deposits, while the decrease in interest expense on borrowings was the result of a decline in average borrowings outstanding.

The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$9,075	$15,972	$25,047
Debt securities available for sale	(467)	1,475	1,008
Other interest-earning assets	574	506	1,080
Total interest-earning assets	9,182	17,953	27,135
Interest-bearing liabilities
Interest-bearing checking accounts	(346)	1,316	970
Money market accounts	2,203	10,943	13,146
Savings accounts	(25)	1	(24)
Certificate accounts	8,673	10,258	18,931
Junior subordinated debt	113	13	126
Borrowings	(5,523)	267	(5,256)
Total interest-bearing liabilities	5,095	22,798	27,893
Decrease in net interest income			$(758)
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Years Ended December 31,
(Dollars in thousands)	2024	2023	$ Change	% Change
Provision for credit losses
Loans	$7,460	$16,170	$(8,710)	(54)%
Off-balance-sheet credit exposure	85	(1,075)	1,160	108
Total provision for credit losses	$7,545	$15,095	$(7,550)	(50)%
For the year ended December 31, 2024, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $10.8 million during the period:
•$1.6 million benefit driven by changes in the loan mix.
•$0.7 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.0 million decrease in specific reserves on individually evaluated credits.
For the year ended December 31, 2023, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $6.7 million during the period:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$1.4 million provision driven by changes in the loan mix.
•$2.1 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.1 million increase in specific reserves on individually evaluated credits.
For the years ended December 31, 2024 and December 31, 2023, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and the projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the year ended December 31, 2024 increased $1.4 million, or 4.3%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Years Ended December 31,
(Dollars in thousands)	2024	2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$9,165	$9,335	$(170)	(2)%
Loan income and fees	2,737	2,336	401	17
Gain on sale of loans held for sale	6,253	5,250	1,003	19
BOLI income	4,312	4,996	(684)	(14)
Operating lease income	7,346	6,107	1,239	20
Gain (loss) on sale of premises and equipment	(9)	734	(743)	(101)
Other	3,645	3,315	330	10
Total noninterest income	$33,449	$32,073	$1,376	4%
•Loan income and fees: The increase was primarily driven by loan servicing income associated with SBA loans.
•Gain on sale of loans held for sale: The increase was primarily driven by an increase in the premiums received on SBA loans sold during the current period. During the year ended December 31, 2024, there were $48.7 million of sales of the guaranteed portion of SBA commercial loans with gains of $3.9 million compared to $46.7 million sold with gains of $3.0 million during the prior year, with the improvement in profitability due to more favorable pricing on the secondary market. There were $95.4 million of HELOCs sold during the current period with gains of $887,000 compared to $104.0 million sold with gains of $873,000 in the prior year. There were $82.0 million of residential mortgages originated for sale sold with gains of $1.4 million compared to $69.3 million sold with gains of $1.1 million in the prior year. Lastly, our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in gains of $81,000 and $284,000 in the same periods, respectively.
•BOLI income: The decrease was primarily the result of a $1.5 million decrease in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies compared to the prior year, partially offset by the impact of higher yielding policies due to the partial restructuring of the portfolio at the end of the prior year.
•Operating lease income: The increase was the result of $2.1 million in additional contract earnings on a higher average outstanding balance of associated contracts, partially offset by an $805,000 increase in the valuation allowance against previously leased equipment.
•Gain (loss) on sale of premises and equipment: During the prior year, three properties were sold for a combined net gain of $734,000. No material disposal activity occurred during the year ended December 31, 2024.
Noninterest Expense.  Noninterest expense for the year ended December 31, 2024 increased $1.6 million, or 1.3%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Years Ended December 31,
(Dollars in thousands)	2024	2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$67,900	$65,692	$2,208	3%
Occupancy expense, net	9,768	9,999	(231)	(2)
Computer services	12,506	12,388	118	1
Operating lease depreciation expense	7,734	5,406	2,328	43
Telephone, postage and supplies	2,253	2,545	(292)	(11)
Marketing and advertising	1,893	2,180	(287)	(13)
Deposit insurance premiums	2,230	2,580	(350)	(14)
Core deposit intangible amortization	2,463	3,184	(721)	(23)
Merger-related expenses	—	4,741	(4,741)	(100)
Contract renewal consulting fee	2,965	—	2,965	100
Other	14,956	14,374	582	4
Total noninterest expense	$124,668	$123,089	$1,579	1%
•Salaries and employee benefits: The increase was primarily the result of pay increases, partially offset by reductions in incentive pay.
•Operating lease depreciation expense: The increase was due to a higher average outstanding balance of associated contracts.
•Core deposit intangible amortization: The intangible recorded associated with the Quantum merger is being amortized on an accelerated basis, so the rate of amortization slowed year-over-year.
•Merger-related expenses: The prior period included expenses associated with the Company's merger with Quantum. No such expenses were incurred in the year ended December 31, 2024.
•Contract renewal consulting fee: In the current quarter we paid a fee to a consultant to negotiate the multiyear renewal of our largest core processing contract.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the year ended December 31, 2024 and 2023 were 21.6% and 21.0%, respectively.

Balance Sheet Review
Total assets decreased by $77.2 million to $4.6 billion and total liabilities decreased by $129.1 million to $4.0 billion at December 31, 2024 as compared to December 31, 2023. The majority of these changes were the result of an increase in deposits, which, combined with the collection of BOLI redemption proceeds and cash and cash equivalents, were used to pay down borrowings.
Stockholders' equity increased $51.9 million, or 10.4%, to $551.8 million at December 31, 2024 as compared to December 31, 2023. Activity within stockholders' equity included $54.8 million in net income and $5.9 million in stock-based compensation and stock option exercises, partially offset by $7.7 million in cash dividends declared.
As of December 31, 2024, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $45.3 million, or 1.24% of total loans, at December 31, 2024 compared to $48.6 million, or 1.34% of total loans, at December 31, 2023. The drivers of this change are discussed in the "Comparison of Results of Operations for the Years Ended December 31, 2024 and December 31, 2023 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $10.8 million for the year ended December 31, 2024 compared to $6.7 million for the prior year. As discussed in previous quarters, the increase in net charge-offs has been concentrated in our equipment finance portfolio, primarily smaller over-the-road truck loans, with net charge-offs of $6.7 million during the year ended December 31, 2024. In response, during the first quarter of calendar year 2024 the Company elected to cease further originations within the transportation sector of equipment finance loans. Annualized net charge-offs as a percentage of average assets for the loan portfolio as a whole were 0.28% and 0.18% for the years ended December 31, 2024 and 2023, respectively.
Nonperforming assets, made up of nonaccrual loans and repossessed assets, increased by $9.4 million, or 48.8%, to $28.8 million, or 0.63% of total assets, at December 31, 2024 compared to $19.3 million, or 0.41% of total assets, at December 31, 2023. Owner occupied commercial real estate ("CRE") made up the largest portion of nonperforming assets at $8.5 million and $912,000, respectively, at these same dates. Of the December 31, 2024 balance, one relationship made up $5.0 million of the total and a loss is not anticipated. In addition, equipment finance loans made up $4.7 million and $6.5 million, respectively, at these same dates, concentrated in the transportation sector consistent with the change in net charge-offs. The ratio of nonperforming loans to total loans was 0.76% at December 31, 2024 compared to 0.53% at December 31, 2023.
The ratio of classified assets to total assets increased to 1.06% at December 31, 2024 from 0.88% at December 31, 2023 as classified assets increased $7.6 million to $48.8 million at December 31, 2024 compared to $41.2 million at December 31, 2023. The largest portfolios of classified assets at December 31, 2024 included $11.3 million of non-owner occupied CRE loans, $9.2 million of SBA loans, $7.5 million of equipment finance loans, $6.7 million of 1-4 family residential real estate loans, $5.9 million of owner occupied CRE loans, and $4.7 million of revolving mortgages.
Lastly, in an effort to assist customers in their post-Hurricane Helene recovery and clean-up efforts, this quarter we granted payment deferrals of up to six months to provide short-term relief to impacted customers. The outstanding balance of these deferrals was $136.0 million at December 31, 2024. As of this same date, the Company maintained the prior quarter $2.2 million ACL allocation for the potential impact of the storm on this portion of our loan portfolio.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of December 31, 2024, the Company had assets of $4.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (the Asheville metropolitan area, the "Piedmont" region, Charlotte and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (Kingsport/Johnson City, Knoxville and Morristown), Southwest Virginia (the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to, the impact of bank failures or adverse developments involving other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; natural disasters, including the effects of Hurricane Helene; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023(1)
Assets
Cash	$18,778	$18,980	$18,382	$16,134	$18,307
Interest-bearing deposits	260,441	274,497	275,808	364,359	328,833
Cash and cash equivalents	279,219	293,477	294,190	380,493	347,140
Certificates of deposit in other banks	28,538	29,290	32,131	33,625	34,722
Debt securities available for sale, at fair value	152,011	140,552	134,135	120,807	126,950
FHLB and FRB stock	13,630	18,384	19,637	13,691	18,393
SBIC investments, at cost	15,117	15,489	15,462	14,568	13,789
Loans held for sale, at fair value	4,144	2,968	1,614	2,764	3,359
Loans held for sale, at the lower of cost or fair value	202,018	189,722	224,976	220,699	198,433
Total loans, net of deferred loan fees and costs	3,648,299	3,698,892	3,701,454	3,648,152	3,640,022
Allowance for credit losses – loans	(45,285)	(48,131)	(49,223)	(47,502)	(48,641)
Loans, net	3,603,014	3,650,761	3,652,231	3,600,650	3,591,381
Premises and equipment, net	69,872	69,603	69,880	70,588	70,937
Accrued interest receivable	18,336	17,523	18,412	16,944	16,902
Deferred income taxes, net	10,735	10,100	10,512	11,222	11,796
BOLI	90,868	90,021	89,176	88,369	88,257
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	6,595	7,162	7,730	8,297	9,059
Other assets	67,222	68,130	66,667	67,183	107,404
Total assets	$4,595,430	$4,637,293	$4,670,864	$4,684,011	$4,672,633
Liabilities and stockholders' equity
Liabilities
Deposits	$3,779,203	$3,761,588	$3,707,779	$3,799,807	$3,661,373
Junior subordinated debt	10,120	10,096	10,070	10,045	10,021
Borrowings	188,000	260,013	364,513	291,513	433,763
Other liabilities	66,349	65,592	64,874	69,473	67,583
Total liabilities	4,043,672	4,097,289	4,147,236	4,170,838	4,172,740
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	175	175	175	175	174
Additional paid in capital	176,693	175,495	172,907	172,919	172,366
Retained earnings	380,541	368,383	357,147	346,598	333,401
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,966)	(4,099)	(4,232)	(4,364)	(4,497)
Accumulated other comprehensive income (loss)	(1,685)	50	(2,369)	(2,155)	(1,551)
Total stockholders' equity	551,758	540,004	523,628	513,173	499,893
Total liabilities and stockholders' equity	$4,595,430	$4,637,293	$4,670,864	$4,684,011	$4,672,633
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,527,709 at December 31, 2024; 17,514,922 at September 30, 2024; 17,437,326 at June 30, 2024; 17,444,787 at March 31, 2024; and 17,387,069 at December 31, 2023.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Years Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Interest and dividend income
Loans	$62,224	$63,305	$247,642	$222,595
Debt securities available for sale	1,621	1,616	6,045	5,037
Other investments and interest-bearing deposits	2,353	1,728	7,929	6,849
Total interest and dividend income	66,198	66,649	261,616	234,481
Interest expense
Deposits	22,574	23,692	88,267	55,244
Junior subordinated debt	223	235	928	802
Borrowings	196	648	3,746	9,002
Total interest expense	22,993	24,575	92,941	65,048
Net interest income	43,205	42,074	168,675	169,433
Provision (benefit) for credit losses	(855)	2,975	7,545	15,095
Net interest income after provision (benefit) for credit losses	44,060	39,099	161,130	154,338
Noninterest income
Service charges and fees on deposit accounts	2,326	2,336	9,165	9,335
Loan income and fees	728	684	2,737	2,336
Gain on sale of loans held for sale	1,068	1,900	6,253	5,250
BOLI income	842	828	4,312	4,996
Operating lease income	2,259	1,637	7,346	6,107
Gain (loss) on sale of premises and equipment	—	—	(9)	734
Other	1,020	897	3,645	3,315
Total noninterest income	8,243	8,282	33,449	32,073
Noninterest expense
Salaries and employee benefits	17,234	17,082	67,900	65,692
Occupancy expense, net	2,476	2,436	9,768	9,999
Computer services	3,110	3,192	12,506	12,388
Operating lease depreciation expense	2,068	2,101	7,734	5,406
Telephone, postage and supplies	541	547	2,253	2,545
Marketing and advertising	234	408	1,893	2,180
Deposit insurance premiums	556	589	2,230	2,580
Core deposit intangible amortization	567	567	2,463	3,184
Merger-related expenses	—	—	—	4,741
Contract renewal consulting fee	2,965	—	2,965	—
Other	4,258	3,663	14,956	14,374
Total noninterest expense	34,009	30,585	124,668	123,089
Income before income taxes	18,294	16,796	69,911	63,322
Income tax expense	4,086	3,684	15,106	13,278
Net income	$14,208	$13,112	$54,805	$50,044

Per Share Data

	Three Months Ended		Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Net income per common share(1)
Basic	$0.83	$0.77	$3.21	$2.98
Diluted	$0.83	$0.76	$3.20	$2.97
Average shares outstanding
Basic	16,983,751	16,931,793	16,914,741	16,604,881
Diluted	17,084,943	17,027,824	16,977,330	16,622,381
Book value per share at end of period	$31.48	$30.83	$31.48	$28.75
Tangible book value per share at end of period(2)	$29.24	$28.57	$29.24	$26.39
Cash dividends declared per common share	$0.12	$0.11	$0.45	$0.41
Total shares outstanding at end of period	17,527,709	17,514,922	17,527,709	17,387,069
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.27%	1.17%	1.23%	1.17%
Return on equity (ratio of net income to average equity)	10.32	9.76	10.37	10.62
Yield on earning assets	6.27	6.34	6.28	5.84
Rate paid on interest-bearing liabilities	2.94	3.12	3.00	2.24
Average interest rate spread	3.33	3.22	3.28	3.60
Net interest margin(2)	4.09	4.00	4.05	4.22
Average interest-earning assets to average interest-bearing liabilities	134.81	133.71	134.60	138.06
Noninterest expense to average total assets	3.03	2.73	2.81	2.87
Efficiency ratio	66.10	60.74	61.68	61.08
Efficiency ratio – adjusted(3)	59.89	60.30	60.12	59.36
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Asset quality ratios
Nonperforming assets to total assets(1)	0.63%	0.64%	0.54%	0.43%	0.41%
Nonperforming loans to total loans(1)	0.76	0.78	0.68	0.55	0.53
Total classified assets to total assets	1.06	0.99	0.91	0.80	0.88
Allowance for credit losses to nonperforming loans(1)	163.68	166.51	194.80	235.18	251.60
Allowance for credit losses to total loans	1.24	1.30	1.33	1.30	1.34
Net charge-offs to average loans (annualized)	0.19	0.42	0.27	0.24	0.29
Capital ratios
Equity to total assets at end of period	12.01%	11.64%	11.21%	10.96%	10.70%
Tangible equity to total tangible assets(2)	11.25	10.88	10.44	10.18	9.91
Average equity to average assets	12.28	12.02	11.78	11.51	11.03
(1)Nonperforming assets include nonaccruing loans and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2024, $13.0 million, or 47.1%, of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Commercial real estate loans
Construction and land development	$274,356	$300,905	$316,050	$304,727	$305,269
Commercial real estate – owner occupied	545,490	544,689	545,631	532,547	536,545
Commercial real estate – non-owner occupied	866,094	881,340	892,653	881,143	875,694
Multifamily	120,425	114,155	92,292	89,692	88,623
Total commercial real estate loans	1,806,365	1,841,089	1,846,626	1,808,109	1,806,131
Commercial loans
Commercial and industrial	316,159	286,809	266,136	243,732	237,255
Equipment finance	406,400	443,033	461,010	462,649	465,573
Municipal leases	165,984	158,560	152,509	151,894	150,292
Total commercial loans	888,543	888,402	879,655	858,275	853,120
Residential real estate loans
Construction and land development	53,683	63,016	70,679	85,840	96,646
One-to-four family	630,391	627,845	621,196	605,570	584,405
HELOCs	195,288	194,909	188,465	184,274	185,878
Total residential real estate loans	879,362	885,770	880,340	875,684	866,929
Consumer loans	74,029	83,631	94,833	106,084	113,842
Total loans, net of deferred loan fees and costs	3,648,299	3,698,892	3,701,454	3,648,152	3,640,022
Allowance for credit losses – loans	(45,285)	(48,131)	(49,223)	(47,502)	(48,641)
Loans, net	$3,603,014	$3,650,761	$3,652,231	$3,600,650	$3,591,381

Deposits

(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Core deposits
Noninterest-bearing accounts	$680,926	$684,501	$683,346	$773,901	$784,950
NOW accounts	575,238	534,517	561,789	600,561	591,270
Money market accounts	1,341,995	1,345,289	1,311,940	1,308,467	1,246,807
Savings accounts	181,317	179,762	185,499	191,302	194,486
Total core deposits	2,779,476	2,744,069	2,742,574	2,874,231	2,817,513
Certificates of deposit	999,727	1,017,519	965,205	925,576	843,860
Total	$3,779,203	$3,761,588	$3,707,779	$3,799,807	$3,661,373

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Years Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Noninterest expense	$34,009	$30,585	$124,668	$123,089
Less: merger-related expenses	—	—	—	4,741
Less: contract renewal consulting fee	2,965	—	2,965	—
Noninterest expense – adjusted	$31,044	$30,585	$121,703	$118,348

Net interest income	$43,205	$42,074	$168,675	$169,433
Plus: tax-equivalent adjustment	389	368	1,460	1,244
Plus: noninterest income	8,243	8,282	33,449	32,073
Less: BOLI death benefit proceeds in excess of cash surrender value	—	—	1,143	2,646
Less: gain (loss) on sale of premises and equipment	—	—	(9)	734
Net interest income plus noninterest income – adjusted	$51,837	$50,724	$202,450	$199,370

Efficiency ratio	66.10%	60.74%	61.68%	61.08%
Efficiency ratio – adjusted	59.89%	60.30%	60.12%	59.36%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total stockholders' equity	$551,758	$540,004	$523,628	$513,173	$499,893
Less: goodwill, core deposit intangibles, net of taxes	39,189	39,626	40,063	40,500	41,086
Tangible book value	$512,569	$500,378	$483,565	$472,673	$458,807
Common shares outstanding	17,527,709	17,514,922	17,437,326	17,444,787	17,387,069
Book value per share	$31.48	$30.83	$30.03	$29.42	$28.75
Tangible book value per share	$29.24	$28.57	$27.73	$27.10	$26.39
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Tangible equity(1)	$512,569	$500,378	$483,565	$472,673	$458,807
Total assets	4,595,430	4,637,293	4,670,864	4,684,011	4,672,633
Less: goodwill, core deposit intangibles, net of taxes	39,189	39,626	40,063	40,500	41,086
Total tangible assets	$4,556,241	$4,597,667	$4,630,801	$4,643,511	$4,631,547

Tangible equity to tangible assets	11.25%	10.88%	10.44%	10.18%	9.91%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.